FOR IMMEDIATE RELEASE


February 11, 1999

First QUIZNO'S Restaurant Opens in Japan

DENVER, Colo. - The Quizno's Corporation (Nasdaq: QUIZ) based here in Denver announced that it opened its first QUIZNO'S Classic Subs restaurant at Yurakucho Train station in the heart of Tokyo's Ginza district on January 28.

The opening is the first of many QUIZNO'S restaurants planned in Japan over the next ten years under a Master Franchise Agreement granted late last year to KMN U.S.A., LLC, based in California. KMN sub-licensed the agreement to Quizno's Japan Corporation.

Japan represents the second international development underway by the growing QUIZNO'S restaurant concept. In addition to some 450 QUIZNO'S Classic Subs open in 35 U.S. states and Puerto Rico, another 35 QUIZNO'S are open in British Columbia and Toronto under a national Canadian Master Franchise Agreement held by Quizno's Canada
Corporation.

Nick Nishigane, president of KMN, and Mr. Kazuyoshi Abe, president of Quizno's Japan, reported strong early sales and very positive response to the QUIZNO'S Classic Subs product by Japanese customers.

Rick Schaden, President and CEO of The Quizno's Corporation, attended the ribbon cutting on opening day.

"Our Japanese partners appear to have selected a very good first site with a large potential customer base of office workers and business people very similar to our QUIZNO'S core customers in the U.S.," said Schaden.

Hundreds of thousands of Japanese office workers pass by the QUIZNO'S throughout the day on their way to and from the train station.

QUIZNO'S is an Italian deli-style restaurant that serves signature oven baked Classic Subs. The chain consisted of 18 restaurants in 1991 when Schaden, a former franchisee, took the helm.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions, the eating habits of the American, Canadian and Japanese public, cost of labor and employee benefits, cost of marketing, intensity of competition for locations as well as customers, perception of food safety, legal claims and the availability of financing for the Company and its franchisees. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1997.

CONTACT: Sue Hoover, EVP, The Quizno's Corporation, (303) 291-0999, ext. 3242